Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-73692) pertaining to the Salaried Employees’ Profit Sharing Plan of Preformed Line Products Company, in the Registration Statement (Form S-8 No. 333-73690) pertaining to the 1999 Employee Stock Option Plan of Preformed Line Products Company, and in the Registration Statement (Form S-8 No. 333-153263) pertaining to the Long Term Incentive Plan of 2008 of Preformed Line Products Company of our reports dated March 11, 2011, with respect to the consolidated financial statements and schedule of Preformed Line Products Company, and the effectiveness of internal control over financial reporting of Preformed Line Products Company included in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Cleveland, Ohio
March 11, 2011